Exhibit 10.4

MASTER SEPARATION AGREEMENT

by and between

MOELIS ASSET MANAGEMENT LP
(formerly known as Moelis & Company Holdings LP)

and

MOELIS & COMPANY GROUP LP

Dated as of April 15, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS; INTERPRETATION

SECTION 1.01	Defined Terms	1
SECTION 1.02	Other Definitions	6
SECTION 1.03	Absence of Presumption	7
SECTION 1.04	Headings	7

ARTICLE II

CONTRIBUTION

SECTION 2.01	Contribution of Transferred Assets	7
SECTION 2.02	Assumption of Transferred Liabilities	9
SECTION 2.03	Closing	10
SECTION 2.04	Title; Risk of Loss	10
SECTION 2.05	Further Documentation	10

ARTICLE III

NO REPRESENTATIONS OR WARRANTIES

SECTION 3.01	No Representations or Warranties	11
SECTION 3.02	Group LP to Bear Risk	11

ARTICLE IV

COVENANTS

SECTION 4.01	Further Assurances	11
SECTION 4.02	Information	12
SECTION 4.03	Production of Witnesses; Records; Cooperation	14
SECTION 4.04	Confidentiality	15
SECTION 4.05	Protective Arrangements	16
SECTION 4.06	Intercompany Agreements	17
SECTION 4.07	Assignment of Contracts; Leases	17
SECTION 4.08	Expenses	17

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ARTICLE V

SURVIVAL AND INDEMNIFICATION

SECTION 5.01	Survival of Agreements	17
SECTION 5.02	Pre-Contribution Releases	17
SECTION 5.03	Indemnification by Asset Management LP	19
SECTION 5.04	Indemnification by Group LP	20
SECTION 5.05	Notice of Indemnity Claim	20
SECTION 5.06	Third-Party Claims	20
SECTION 5.07	Mitigation	22
SECTION 5.08	Exclusive Remedies	22

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01	Transfer of Business Employees	22

ARTICLE VII

TERMINATION

SECTION 7.01	Effect of Termination	22
SECTION 7.02	Unwinding	23

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01	Entire Agreement	23
SECTION 8.02	Governing Law; Arbitration	23
SECTION 8.03	Amendment and Modification	24
SECTION 8.04	Successors and Assigns; No Third-Party Beneficiaries	24
SECTION 8.05	Notices	24
SECTION 8.06	Counterparts	25
SECTION 8.07	Waivers of Default	26

SCHEDULE A: Ancillary Agreements

SCHEDULE B: Transferred Entity Equity Interests

SCHEDULE C: Excluded Contracts

SCHEDULE D: Transferred Intellectual Property

SCHEDULE E: Transferred Tangible Property — Contributed Assets

SCHEDULE F: Transferred Leased Real Property

SCHEDULE G: Excluded Claims

SCHEDULE H: Excluded Indebtedness

SCHEDULE I: Excluded Liabilities

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SCHEDULE J: Specific Further Documentation

SCHEDULE K: Asset Management Employees

SCHEDULE L: Transferred Tangible Property — Additional Contributed Assets

iii

MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT, dated as of April 15, 2014 (this “Agreement”), is entered into by and between Moelis Asset Management LP, a Delaware limited partnership (formerly known as Moelis & Company Holdings LP, “Asset Management LP”), and Moelis & Company Group LP, a Delaware limited partnership (“Group LP” and, together with Asset Management LP, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, Asset Management LP is currently engaged in the Advisory Business (as defined herein) through certain of its Subsidiaries (as defined herein);

WHEREAS, the general partner of Asset Management LP has determined that it is in the best interests of Asset Management LP and its partners to separate the Transferred Business (as defined herein) from the other business of Asset Management LP (the “Retained Business”) so that, as of the Closing Date, the Transferred Business shall be held by Group LP and its Subsidiaries and the Retained Business shall be held by Asset Management LP and its Subsidiaries;

WHEREAS, in order to effect such separation, Asset Management LP desires to (and to cause its applicable Subsidiaries to) contribute, convey, transfer, assign and deliver to Group LP and its applicable Subsidiaries (including, without limitation, by way of distribution to, and subsequent contribution by, Moelis & Company Manager LLC, a Delaware limited liability company (“Moelis Manager”), of the Additional Contributed Assets (as defined herein)), and Group LP desires to accept and assume from Asset Management LP and its applicable Subsidiaries, all of Asset Management LP’s and its Subsidiaries’ right, title and interest in, to and under certain of the Assets and Liabilities relating to the Transferred Business, in each case on the terms and subject to the conditions of this Agreement (the “Contribution”); and

WHEREAS, the Parties are entering into this Agreement to set forth the principal transactions required to effect, and the principal terms and conditions of, the Contribution.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound thereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

SECTION 1.01                                                              Defined Terms.  For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, litigation, proceeding (including, without limitation, arbitral) or investigation.

“Additional Contributed Assets” means the approximately 7.39% of the equity interests Asset Management LP owns in the entities set forth on Schedule B (other than Moelis & Company India) as of the date hereof and the equipment and other personal property described in Schedule L not included in the Contributed Assets.

“Advisory Business” means the investment banking advisory services of Asset Management LP and its Subsidiaries, including, without limitation, the business of providing investment banking advisory services with respect to mergers and acquisitions, restructurings, recapitalizations and other corporate finance matters.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person, provided, however, that, for purposes of this Agreement, as of and after the Effective Time, none of Asset Management LP or any of its Subsidiaries shall be deemed to be an Affiliate of any of Group LP or any of its Subsidiaries, and vice versa, as a result of any control relationship between such Persons.

“Agreement” has the meaning set forth in the preamble, and includes any amendments or modifications to this Agreement after the date hereof.

“Ancillary Agreements” means the agreements listed on Schedule A.

“Applicable Law” means any Law applicable to any of the Parties or any of their respective Affiliates, directors, officers, employees, properties or Assets.

“Asset” means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Asset Management LP” has the meaning set forth in the preamble.

“Asset Management LP Indemnitees” has the meaning set forth in Section 5.04(a).

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to be closed.

“Business Employee” means any individual who, immediately prior to the Closing, is employed by, engaged directly and primarily in or necessary for the conduct of the Transferred Business (including, without limitation, any such individuals on short-term or long-term disability leave or another approved leave of absence).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Contract” has the meaning set forth in Section 2.01(a)(ii).

“Contributed Assets” has the meaning set forth in Section 2.01(a).

“Contribution” has the meaning set forth in the recitals.

“Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Covered Information” has the meaning set forth in Section 4.04(a).

“Effective Time” has the meaning set forth in Section 2.04.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.02(b).

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, the Financial Industry Regulatory Authority, Inc. and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group LP” has the meaning set forth in the preamble.

“Group LP Indemnitees” has the meaning set forth in Section 5.03(a).

“Indebtedness” means, as to any Person, all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured).

“Indemnifiable Losses” means all after-Tax Liabilities suffered or incurred by an Indemnitee, including, without limitation, any reasonable fees, costs or expenses of enforcing any indemnity hereunder; provided, however, that “Indemnifiable Losses” shall not include any Special Damages except if and to the extent awarded in an Action involving a Third Party Claim against such Indemnitee; provided further, that, in the event of a dispute concerning any Indemnifiable Losses, no Party shall have any liability with respect thereto except to the extent that such Indemnifiable Losses have been finally judicially determined.

“Indemnitee” means any of the Asset Management LP Indemnitees and the Group LP Indemnitees, as the case may be.

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, without limitation, studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including, without limitation, attorney work product), and other technical, financial, legal, employee or business information or data.

“Insurance Proceeds” means amounts (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including, without limitation, by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability, in each of cases (a), (b) and (c), net of any applicable premium adjustments (including, without limitation, reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including, without limitation, rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Law” means any federal, state, local, municipal or foreign (including, without limitation, supranational) law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Leases” has the meaning set forth in Section 2.01(a)(ii).

“Lease Assignments” has the meaning set forth in Schedule J.

“Lease Indemnification Agreements” has the meaning set forth in Schedule A.

“Liabilities” means any and all losses, liabilities, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, Contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including, without limitation, all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including, without limitation, those arising under any Law, Action or threatened or contemplated Action (including, without limitation, the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, commitment or undertaking, including, without limitation, those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Majority Contribution Agreement” has the meaning set forth in Schedule J.

“Minority Contribution Agreement” has the meaning set forth in Schedule J.

“Moelis & Company India” means Moelis & Company India Private Limited, an Indian private limited company.

“Moelis Manager” has the meaning set forth in the recitals.

“NYC Office” means the office space leased pursuant to the Leases detailed in items 5 and 6 of Schedule F.

“Patents” means any foreign or United States patents and patent applications, including, without limitation, any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Representatives” has the meaning set forth in Section 4.04(a).

“Retained Business” has the meaning set forth in recitals.

“Software” means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run any models, formulae and algorithms related to the Transferred Business.

“Special Damages” means any special, indirect, incidental, punitive or consequential damages whatsoever, including, without limitation, damages for lost profits and lost business opportunities or damages calculated based upon a multiple of earnings approach or variant thereof.

“Subsidiary” of any Person means, as of the relevant date of determination, any other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is owned, directly or indirectly, by such first Person.

“Tangible Property” has the meaning set forth in Section 2.01(a)(v).

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative or add-on, minimum, accumulated earnings, environmental, personal holding company, capital stock, capital gains, premium, estimated, excise, stamp, registration, sales, use, license, occupancy, occupation, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, social security (or similar), payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including, without limitation, deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Third-Party Claim” has the meaning set forth in Section 5.06(a).

“Trade Secrets” means any trade secrets, research records, business methods, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Transferred Assets” means the Contributed Assets and the Additional Contributed Assets.

“Transferred Business” means the Advisory Business and any services and operations of Asset Management LP or its Subsidiaries prior to the Closing Date related thereto.

“Transferred Business Employees” has the meaning set forth in Section 6.01.

“Transferred Entities” means any Person, where a majority of the equity interest of such Person is part of the Transferred Assets, and any Subsidiary of such Person.

“Transferred Liabilities” has the meaning set forth in Section 2.02(a).

SECTION 1.02                                                              Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a)                                 the word “or” is not exclusive unless the context clearly requires otherwise;

(b)                                 the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;

(c)                                  the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(d)                                 all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and Schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

SECTION 1.03                                                              Absence of Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

SECTION 1.04                                                              Headings.  The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

ARTICLE II

CONTRIBUTION

SECTION 2.01                                                              Contribution of Transferred Assets.

(a)                                 At the Closing, and subject to the terms and conditions set forth herein and in the Majority Contribution Agreement, including, without limitation, Section 2.01(b), Asset Management LP will contribute, convey, transfer, assign and deliver, or cause one or more of its Subsidiaries to contribute, convey, transfer, assign and deliver, to Group LP or one or more of its Subsidiaries, and Group LP will acquire and accept from Asset Management LP or its applicable Subsidiaries, all of the right, title and interest of Asset Management LP or its applicable Subsidiaries in, to and under all Assets relating to the Transferred Business, including, without limitation, the following Assets, other than to the extent any are Excluded Assets or Additional Contributed Assets (collectively, the “Contributed Assets”):

(i)                                     Equity Interests.  (A) Approximately 92.61% of the equity interests Asset Management LP owns in the entities set forth on Schedule B (other than Moelis & Company India) as of the date hereof and (B) one hundred percent (100%) of the equity interests Asset Management LP owns in Moelis & Company India as of the date hereof;

(ii)                                  Contracts.  Subject to Section 4.07, all right, title and interest in and to each contract, lease, license, mortgage, deed of trust, franchise, certificate, option, warrant, right, instrument, understanding, commitment or other agreement, whether oral or written, together with all amendments, modifications and supplements thereto (“Contracts”), which (A) relates primarily to the Transferred Business other than as set forth on Schedule C or (B) is set forth on Schedule F (“Leases”), and all employment agreements with any Transferred Business Employee;

(iii)                            Accounts Receivable.  All accounts receivable and other receivables (including, without limitation, any claims, remedies and other rights related thereto) of the Transferred Business, whether or not billed, for services prior to the Closing Date or otherwise associated with the Transferred Assets;

(iv)                              Intellectual Property.  All Intellectual Property primarily related to the Transferred Business, including, without limitation, the Intellectual Property set forth on Schedule D;

(v)                                  Tangible Property.  (A) All equipment and other items of personal property owned or leased by Asset Management LP or its Subsidiaries, that (a) are located at the Leased Real Property on the Closing Date or (b) as described on Schedule E and (B) all vehicles, furniture, fixtures, supplies, spare parts, tools and office equipment, whether owned or leased, in each case located at the Leased Real Property on the Closing Date (collectively, “Tangible Property”), and all warranties and guarantees, if any, express or implied, existing for the benefit of Asset Management LP or its Subsidiaries in connection with the Tangible Property, to the extent transferable and related to the Transferred Business, in each case other than the equipment and other items of personal property set forth on Schedule L; it being understood, for the avoidance of doubt, that, all computers, monitors or other computer hardware related to the Transferred Business, wherever located, shall be Contributed Assets;

(vi)                              Books and Records.  All books and records, files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials, and all other printed and written materials, to the extent available and related to the Transferred Business;

(vii)                          Permits and Licenses.  All permits or licenses issued by any Governmental Authority to the extent primarily related to or material to the operation of the Transferred Business and permitted by Applicable Law to be transferred; and

(viii)                      Cash and Cash Equivalents.  All cash, cash equivalents and marketable securities of the Transferred Business, less $20 million, being the aggregate amount being retained to fund Asset Management LP and its Subsidiaries following the Closing Date (collectively, the “Transferred Cash”).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, Asset Management LP and its Subsidiaries shall retain ownership of the following Assets, which Assets shall be excluded from the Transferred Assets and shall not be contributed, conveyed, transferred, assigned or delivered hereunder (collectively, the “Excluded Assets”):

(i)                                     Cash and Cash Equivalents.  All cash, cash equivalents and marketable securities (including, without limitation, any cash, cash equivalents and marketable securities held by any Transferred Entity) other than the Transferred Cash;

(ii)                                  Contracts, Litigation Claims; Insurance Recoveries.  Any matter set forth in Schedule C, any litigation claim or insurance recovery relating to the matters set forth on Schedule G, and any insurance policy and Insurance Proceeds to the extent primarily related to any Excluded Asset or any Excluded Liability;

(iii)                               Intellectual Property.  All Intellectual Property or hardware of Asset Management LP and any of its Subsidiaries not primarily used in the Transferred Business, including, without limitation, any rights (ownership, licensed or otherwise), trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, and any derivatives of the foregoing, and all registrations and applications for registration of any of the foregoing, in each case, not primarily related to the Transferred Business, and all goodwill associated with and symbolized by the foregoing;

(iv)                              Books and Records.  All books, records and other data that cannot, without unreasonable effort or expense, be separated from books and records maintained by Asset Management LP or any of its Subsidiaries in connection with businesses other than the Transferred Business or to the extent that such books, records and other data relate to Excluded Assets, Excluded Liabilities or Business Employees who do not become Transferred Business Employees, and all personnel files and records; and

(v)                                 Retained Business.  Any Asset solely relating to the Retained Business (other than any Asset set forth in clauses (i) through (viii) of Section 2.01(a)).

(c)                                  At the Closing, and subject to the terms and conditions set forth herein and in the Minority Contribution Agreement, (i) Asset Management LP will distribute the Additional Contributed Assets to Moelis Manager, (ii) immediately upon receipt thereof, Moelis Manager will contribute, convey, transfer, assign and deliver the Additional Contributed Assets to Group LP and (iii) Group LP will acquire and accept all of the right, title and interest of Asset Management LP in the Additional Contributed Assets.  Moelis Manager shall be reflected as the owner of the applicable Additional Contributed Assets on the books and records of the entities set forth on Schedule B (other than Moelis & Company India) and shall be regarded as the owner of the other Additional Contributed Assets for commercial law purposes for the period specified in clause (i) above.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement and for the avoidance of doubt, no Asset of Moelis & Company LLC, a Delaware limited liability company (“Moelis LLC”), nor any right, title or interest of Moelis LLC therein, will be contributed, conveyed, transferred, assigned or delivered to Group LP or any of its Subsidiaries pursuant to this Agreement, any Ancillary Agreement or any other agreement or instrument executed pursuant to this Agreement.

SECTION 2.02                                                              Assumption of Transferred Liabilities.

(a)                                 From and after the Closing, Group LP will assume and be liable for (or cause the appropriate Subsidiary or Subsidiaries of Group LP to assume and be liable for), and will pay, perform and discharge (or will cause the appropriate Subsidiary or Subsidiaries of Group LP to pay, perform and discharge) as they become due, all of the Liabilities set forth in this Section 2.02(a), other than any Excluded Liability (collectively, the “Transferred Liabilities”):

(i)                                     Transferred Assets; Transferred Business.  All Liabilities primarily relating to, arising from or in connection with the Transferred Business or any Transferred Asset, regardless of when or where such Liability arose, whether the facts on which they are based occurred prior to or subsequent to the Closing Date, and regardless of where or against whom such Liability is asserted or determined;

(ii)                                  Employee Liabilities.  All Liabilities primarily relating to, arising from or in connection with the Transferred Business Employees and their employment,

including, without limitation, all compensation, benefits, severance, workers’ compensation and welfare benefit claims and other employment-related Liabilities primarily arising from or relating to the conduct of any Transferred Business; and

(iii)                               Indebtedness.  All Indebtedness primarily relating to, arising from or in connection with the Transferred Business other than as set forth on Schedule H.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, Asset Management LP and its Subsidiaries will retain and be liable for, and will pay, perform and discharge as they become due, the following Liabilities and obligations, and such Liabilities and obligations shall not be assumed by Group LP or any of its applicable Subsidiaries pursuant to this Agreement and shall be excluded from the Transferred Liabilities (collectively, the “Excluded Liabilities”):

(i)                                     Liabilities Relating to Excluded Assets or Retained Business.  Any Liability of Asset Management LP or any of its Subsidiaries to the extent relating to any Excluded Asset or the Retained Business (other than any Liability set forth in clauses (i) through (iii) of Section 2.02(a)); and

(ii)                                  Other Excluded Liabilities.  The Liabilities set forth on Schedule I.

SECTION 2.03                                                              Closing.  The closing of the Contribution (the “Closing”) shall take place at or around 9:30 a.m., New York, New York time, on April 15, 2014 (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036.

SECTION 2.04                                                              Title; Risk of Loss.  Title, risk of loss and/or responsibility with respect to, each Transferred Asset and Transferred Liability shall transfer from Asset Management LP and its applicable Subsidiaries to Group LP at 6 p.m., New York time, on the Closing Date (the “Effective Time”).

SECTION 2.05                                                              Further Documentation.

(a)                                 At the Closing, the Parties shall execute and deliver, and shall cause their appropriate Subsidiaries to execute and deliver, one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as either Party may request for the purpose of effectuating the Contribution, including, without limitation, the agreements and instruments set forth on Schedule J.

(b)                                 Concurrently with or prior to the Effective Time, the Parties will, or will cause their applicable Subsidiaries or Affiliates to, enter into and execute each of the Ancillary Agreements.

ARTICLE III

NO REPRESENTATIONS OR WARRANTIES

SECTION 3.01                                                              No Representations or Warranties.  Group LP, on behalf of itself and all of its Subsidiaries (including, after the Effective Time, the Transferred Entities) and their respective Representatives, understands and agrees that none of Asset Management LP, any Asset Management LP’s Subsidiaries or any of their respective Representatives or any other Person is, in this Agreement or in any other agreement, document or instrument, making any representation or warranty of any kind whatsoever, express or implied, to Group LP, any of its Subsidiaries (including, after the Effective Time, the Transferred Entities) or their respective Representatives in any way with respect to any of the transactions contemplated hereby or regarding the Transferred Assets, the Transferred Liabilities or the Transferred Business or as to any consents or approvals required in connection with the consummation of the transactions contemplated hereby, it being agreed and understood that Group LP shall take all of the Transferred Assets, the Transferred Liabilities and the Transferred Businesses on an “AS IS, WHERE IS” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are hereby expressly disclaimed by Asset Management LP, on behalf of itself and each its Subsidiaries and their respective Representatives.

SECTION 3.02                                                              Group LP to Bear Risk.  Except as expressly set forth herein, Group LP shall bear the economic and legal risk that conveyances of the Transferred Assets shall prove to be insufficient or that the title of Asset Management LP or any of Asset Management LP’s Subsidiaries to any Transferred Asset shall be other than good and marketable and free from encumbrances.

ARTICLE IV

COVENANTS

SECTION 4.01                                                              Further Assurances.

(a)                                 In addition to the actions specifically provided for in this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law, regulations and agreements to consummate and make effective the transactions contemplated hereby. Without limiting the foregoing, each Party shall cooperate with the other Party, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including, without limitation, instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms hereof, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby. The Parties agree that, as of the Effective Time, Group LP shall be deemed to have acquired complete and sole beneficial ownership of all of the Transferred Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Transferred Liabilities, and all duties, obligations and responsibilities incident thereto, that Group LP is entitled to acquire or required to assume pursuant to the terms hereof.

(b)                                 Subject to Section 4.01(c) hereof, if at any time or from time to time after the Closing Date, (i) Asset Management LP or any of its Subsidiaries shall possess a Transferred Asset or (ii) Group LP or any of its Subsidiaries shall possess an Excluded Asset, then Asset Management LP or Group LP, as the case may be, shall promptly transfer, or cause to be transferred, such Asset to Group LP or Asset Management LP, as the case may be. Prior to any such transfer, the Party possessing such Asset shall hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and shall take such other actions as may be reasonably requested by the Party to which such Asset is to be transferred in order to place such Party, insofar as reasonably possible, in the same position it would have been had such Asset been transferred at the Effective Time.

(c)                                  Without limiting the generality of Section 4.01(a) or Section 4.01(b), if the valid, complete and perfected assignment or transfer to Group LP of any Transferred Assets or Transferred Liabilities to be transferred under this Agreement or any Ancillary Agreement requires the consent, agreement or approval of or any filing or registration with any Person or Governmental Authority, and as a result of the failure to make or obtain any such consent, agreement, approval, filing or registration such transfer is not effected as contemplated hereby or thereby despite the provisions hereof purporting to effect such assignment or transfer, then, (i) the Parties shall cooperate to effect such transfer as promptly following the Closing as is practicable, and (ii) until such time as any impediment to the validity, completeness or perfection of such assignment or transfer shall have been removed, nullified or waived, the Person possessing such Transferred Asset or Transferred Liability shall hold such Transferred Asset or Transferred Liability in trust for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto), and shall take such other action as may be reasonably requested by the Person to whom such Transferred Asset or Transferred Liability is to be transferred in order to place such Person, insofar as reasonably possible, in the same position it would have been had such Transferred Asset or Transferred Liability been transferred on the Effective Time.

SECTION 4.02                                                              Information.

(a)                                 At any time before, on or after the Effective Time (i) Asset Management LP, on behalf of each of its Subsidiaries, agrees to provide, or cause to be provided, to Group LP and its Representatives, and (ii) Group LP, on behalf of each of its Subsidiaries, agrees to provide, or cause to be provided, to each of Asset Management LP and its Representatives, in each case as soon as reasonably practicable after written request therefor from such other Party, any Information (in the possession or under the control of such respective Person, if applicable, that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including, without limitation, under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, (C) for use in the conduct of the Transferred Business in accordance with past practice or (D) to comply with its obligations under this Agreement or any Ancillary

Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any of its Subsidiaries, if applicable, violate any Law or agreement to which such Party or any of its Subsidiaries, if applicable, is a Party, or waive any attorney-client privilege applicable to such Party or any of its Subsidiaries, if applicable, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 4.02(a) in a manner that avoids any such harm or consequence (including, if appropriate, by entering into joint defense or similar arrangements); provided, further, that in the event, after taking all such reasonable measures, the Party subject to such Law or agreement is unable to provide any Information without violating such Law or agreement, such Party shall not be obligated to provide such Information to the extent it would violate such Law or agreement. The Parties intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege. Each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

(b)                                 Notwithstanding anything to the contrary in Sections 4.02(a) or (d), after the Effective Time, Asset Management LP shall provide, or cause to be provided, to Group LP in such form as Group LP shall request, at no charge to Group LP, copies of:

(i)                                     all financial and other data and Information in the possession or under the control of Asset Management LP or any of its Subsidiaries as Group LP determines necessary or advisable in order to prepare its financial statements or any other reports, filings or submissions of Group LP or its Subsidiaries with any Governmental Authority; and

(ii)                                  all such books, records, other data and personnel files and records that constitute Excluded Assets set forth in Section 2.01(b)(iv).

(c)                                  Any Information owned by one Person that is provided to a requesting Party pursuant to this Section 4.02 shall be deemed to remain the property of the providing Person (or Person on whose behalf such Information is being provided). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d)                                 The Party requesting Information, consultant or witness services under this Agreement agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party or its Representatives or Subsidiaries, if applicable. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

(e)                                  To facilitate the possible exchange of Information pursuant to this Section 4.02 and other provisions of this Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control at the Effective Time in accordance with the policies of Asset Management LP as in effect at the Effective Time.

(f)                                   No Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information. No Party shall have any Liability to the other Party if any Information is destroyed after using its reasonable best efforts in accordance with the provisions of Section 4.02(e).

(g)                                  The rights and obligations granted under this Section 4.02 and Sections 4.03 and 4.04 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

SECTION 4.03                                                              Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of an adversarial Action by one Party (or, if applicable, any of its Subsidiaries) against another Party (or, if applicable, any of its Subsidiaries) (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of its Subsidiaries as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, at the offices of such Party during normal business hours, in each case to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such Person, for reasonable periods of time) in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses (including, without limitation, allocated costs of in-house counsel and other personnel) in connection therewith.

(b)                                 If an indemnifying party chooses to defend or to seek to compromise or settle any Third-Party Claim, each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party and, if applicable, its Subsidiaries as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available during normal business hours, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such Person, for reasonable periods of time) in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be, in each case at the indemnifying party’s expense. The indemnifying party shall bear all out-of-pocket costs and expenses (including, without limitation, allocated costs of in-house counsel and other personnel) in connection therewith.

(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult, and, if applicable, cause each of its Subsidiaries to cooperate and consult, to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 4.03, each of the Parties agrees to cooperate, and, if applicable, to cause each of their respective Subsidiaries to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any of their respective Subsidiaries to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  For a period of five years from the Closing Date:

(i)                                     Asset Management LP agrees to retain and not destroy or dispose of books, records and other data of Group LP and the Transferred Business prior to the Closing to the extent not transferred to Group LP and, prior to destroying or disposing of such books, records and other data, to notify Group LP and, at the request of Group LP, to transfer such books, records and other data to Group LP to the extent that such books, records and other data can, without unreasonable effort or expense, be separated from books and records maintained by Asset Management LP or any of its Subsidiaries in connection with businesses other than the Transferred Businesses (unless Group LP shall pay for the full amount of the costs and expenses associated with such separation); and

(ii)                                  Group LP agrees to retain and not destroy or dispose of books, records and other data of Asset Management LP and the Retained Business prior to the Closing to the extent transferred to Group LP and, prior to destroying or disposing of such books, records and other data, to notify Asset Management LP and, at the request of Asset Management LP, to transfer such books, records and other data to Asset Management LP to the extent that such books, records and other data can, without unreasonable effort or expense, be separated from books and records maintained by Group LP or any of its Subsidiaries (unless Asset Management LP shall pay for the full amount of the costs and expenses associated with such separation).

(f)                                   In connection with any matter contemplated by this Section 4.03, the applicable Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Party or, if applicable, any of its Subsidiaries.

SECTION 4.04                                                              Confidentiality.

(a)                                 Subject to Section 4.05 and unless otherwise agreed by the Party to whom such Covered Information relates, each of the Parties agrees to hold, and to cause each member of its respective Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives (collectively, “Representatives”) to hold strictly confidential all Information concerning each such other Party (including, without limitation, such Person’s clients, transactions, business, Assets, Liabilities, performance or operations) that is either in its possession (including, without limitation, Information in its possession prior to the date hereof) or furnished by any such other Party or its Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise (collectively, “Covered Information”), except that the following shall not be deemed to be Covered Information: any such Information to the extent that (i) at the time of disclosure such Information is generally available to and known by the public (other than as a result of a disclosure by the disclosing Party or by any of its Representatives in breach of this Section 4.04) or (ii) such Information has after the Effective Time been acquired from other sources by such Party which sources are, to the knowledge of the Party acquiring such Information, not themselves bound by a contractual, legal or fiduciary obligation that would limit or prohibit disclosure of such Information.

(b)                                 Subject to Section 4.05 and unless otherwise agreed by the Party to whom such Covered Information relates, each Party agrees (i) not to use any Covered Information other than for such purposes as shall be expressly permitted hereunder or under any Ancillary Agreement and (ii) not to release or disclose, or permit to be released or disclosed, any Covered Information to any other Person, except its Representatives who need to know such Covered Information (who shall be advised of their obligations hereunder with respect to such Covered Information), except in compliance with Section 4.05. Without limiting the foregoing, when any Covered Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the Party that provided such Covered Information either return to such Party all such Covered Information in a tangible form (including, without limitation, all copies thereof and all notes, analyses, presentations, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Covered Information (and such copies thereof and such notes, extracts, analyses, presentations or summaries based thereon). Notwithstanding the return or destruction of the Covered Information, such Party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

SECTION 4.05                                                              Protective Arrangements.  In the event that any Party or any of its Subsidiaries determines on the advice of its counsel that it is required to disclose any Covered Information of any other Party (or any of such Party’s Subsidiaries) pursuant to Applicable Law (including, without limitation, any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Covered Information of any other Party (or any of such Party’s Subsidiaries), such Party shall, to the extent practicable and unless otherwise required by Applicable Law, notify the other Party prior to disclosing or providing such Covered Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Covered Information if and to the extent required by such Applicable Law (as so advised by counsel) or by lawful process of such Governmental Authority; provided, however, that the Party shall only disclose such portion of the Covered Information so required to be disclosed or provided in that Party’s sole reasonable judgment.

SECTION 4.06                                      Intercompany Agreements.  Other than the Ancillary Agreements, the Leases and any agreement or instrument executed pursuant to Section 2.05(a) (including, without limitation, the agreements set forth on Schedule J), all Contracts, licenses, commitments or other arrangements, formal or informal, written or oral and whether express or implied, between any of Asset Management LP or any other Asset Management LP Subsidiary, on the one hand, and any Transferred Entity, on the other hand, shall terminate effective as of the Effective Time, and no Persons party to any such Contract, license, commitment or other arrangement shall have any rights under such Contract, license, commitment or arrangement.

SECTION 4.07                                      Assignment of Contracts; Leases.  The Parties shall cooperate, and shall cause their respective Subsidiaries to use reasonable best efforts to assign, or to the extent any third party consents are needed, to obtain such consent, and to cause Group LP to be substituted in all respects for Asset Management LP or an Asset Management LP Subsidiary in respect of all Contracts, including, without limitation, all Leases, to which Asset Management LP or an Asset Management LP Subsidiary is a party, provided, that with respect to each Lease, Asset Management LP shall remain a party to each Lease to extent provided for in the applicable Lease Assignment and as otherwise agreed by Asset Management LP and Group LP. If such assignment or substitution is not effected by the Effective Time, (i) Asset Management LP shall continue to use its reasonable best efforts to obtain any necessary third party consent and (ii) the Parties agree to cooperate in a mutually agreeable arrangement under which Group LP would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Contracts in accordance with this Agreement, or under which Asset Management LP would enforce for the benefit (and at the expense) of Group LP any and all of their rights against a third party (including, without limitation, any Governmental Entity) associated with such Contracts.

SECTION 4.08                                      Expenses.  All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated herein.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

SECTION 5.01                                      Survival of Agreements.  All covenants and agreements of the Parties contained in this Agreement shall survive in accordance with their terms.

SECTION 5.02                                      Pre-Contribution Releases.

(a)                                 Except as provided in Section 5.02(b), effective as of the Effective Time:

(i)                                     Asset Management LP, on behalf of itself and each of its Subsidiaries and its and their respective successors and assigns, does hereby release and forever discharge Group LP, its general partner (in such capacity) and each of its Subsidiaries and its and their respective successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including, without limitation, any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including, without limitation, in connection with the transactions contemplated by this Agreement; and

(ii)                                  Group LP, on behalf of itself and each of its Subsidiaries and its and their respective successors and assigns, does hereby release and forever discharge Asset Management LP, its general partner (in such capacity) and each of its Subsidiaries and its and their respective successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including, without limitation, any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including, without limitation, in connection with the transactions contemplated by this Agreement.

(b)                                 Nothing contained in Section 5.02(a) shall impair any right of any Person identified in Section 5.02(a) pursuant to this Agreement, any Ancillary Agreement or any agreement or instrument executed pursuant to Section 2.05(a) (including, without limitation, the agreements set forth on Schedule J). Nothing contained in Section 5.02(a) shall release or discharge any Person from:

(i)                                     any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to such Person in accordance with, or any other Liability of that Person under, this Agreement, any Ancillary Agreement or any agreement or instrument executed pursuant to Section 2.05(a) (including, without limitation, the agreements set forth on Schedule J); or

(ii)                                  any Liability the release of which would result in the release of any Person other than Asset Management LP, its general partner (in such capacity) and any of its Subsidiaries, and its and their respective successors and assigns, or Group LP, its general partner (in such capacity) and any of its Subsidiaries, and its and their respective successors and assigns.

In addition, nothing contained in Section 5.02(a) shall release any Party from honoring its existing obligations to indemnify any Person who was a Representative of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification pursuant to then existing obligations (including, without limitation, under any applicable charter, bylaw or similar provision); provided, however, that to the extent applicable, Sections 5.03 and 5.04 shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(c)                                  Asset Management LP shall not, and shall cause its Subsidiaries not to, make any claim or demand, or commence any Action asserting any claim or demand, including, without limitation, any claim of contribution or indemnification, against Group LP, its general partner (in such capacity) or its Subsidiaries, with respect to any Liability released pursuant to Section 5.02(a)(i); and Group LP shall not, and shall cause its Subsidiaries not to, make, any claim or demand, or commence any Action asserting any claim or demand, including, without limitation, any claim of contribution or indemnification, against Asset Management LP, its general partner (in such capacity) or its Subsidiaries, with respect to any Liability released pursuant to Section 5.02(a)(ii).

(d)                                 It is the intent of each of the Parties by virtue of the provisions of this Section 5.02 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time between any of Asset Management LP and its Subsidiaries, on the one hand, and any of Group LP and its Subsidiaries, on the other hand (including, without limitation, any Contracts existing or alleged to exist between any of the Parties on or before the Effective Time), except as expressly set forth in Section 5.02(b). At any time, at the reasonable request of any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, releases reflecting the provisions hereof.

(e)                                  Each Party understands the significance of its release of unknown claims and waiver of statutory protection against a release of unknown claims.  Each Party expressly assumes the risk of such unknown and unanticipated claims and agrees that this release applies to all claims, whether known, unknown or unanticipated.  Each Party expressly understands and acknowledges that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both.  Accordingly, each Party is deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.  Each Party is hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the release in this Section 5.02.

SECTION 5.03                                      Indemnification by Asset Management LP.  From and after the Closing Date, Asset Management LP shall indemnify, defend and hold harmless Group LP and its Affiliates and each of their directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of Group LP or its Subsidiaries), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Group LP Indemnitees”), from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication):

(i)                                     any breach of any covenant or agreement of Asset Management LP made in this Agreement; or

(ii)                                  any Excluded Asset, any Excluded Liability or the Retained Business.

SECTION 5.04                                      Indemnification by Group LP.  From and after the Closing Date, Group LP shall indemnify, defend and hold harmless Asset Management LP and its Affiliates and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of Asset Management LP or its Affiliates), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Asset Management LP Indemnitees”) from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication):

(i)                                     any breach of any covenant or agreement of Group LP made in this Agreement; or

(ii)                                  any Transferred Asset, any Transferred Liability or the Transferred Business.

SECTION 5.05                                      Notice of Indemnity Claim.  Any Indemnitee entitled to indemnification under this Agreement may seek indemnification for any Indemnifiable Loss by providing written notice to the indemnifying party, specifying (a) the basis for such indemnification claim and (b) if known, the aggregate amount of Indemnifiable Loss for which a claim is being made under this Article V. Written notice to such indemnifying party of the existence of such claim shall be given by the Indemnitee as soon as practicable after the Indemnitee first receives notice of the potential claim; provided, however, that any failure to provide such prompt notice of the event giving rise to such claim to the indemnifying party shall not affect the Indemnitee’s right to indemnification or relieve the indemnifying party of its obligations under this Article V except to the extent that such failure results in a lack of actual notice of the event giving rise to such claim and such indemnifying party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

SECTION 5.06                                      Third-Party Claims.

(a)                                 If an Indemnitee shall receive notice of the assertion by a third-party of any claim, or of the commencement by any such Person of any Action, with respect to which an indemnifying party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement (collectively, a “Third-Party Claim”), such Indemnitee shall give such indemnifying party prompt written notice thereof; provided, however, that any failure to provide such prompt notice of the event giving rise to such claim to the indemnifying party shall not affect the Indemnitee’s right to indemnification pursuant to this Article V or relieve the indemnifying party of its obligations under this Article V except to the extent that such failure results in a lack of actual notice of the event giving rise to such claim to the indemnifying party and such indemnifying party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Indemnifiable Loss for which indemnification may be available or a good faith estimate thereof.

(b)                                 An indemnifying party may elect (but is not required) to assume the defense of and defend, at such indemnifying party’s own expense and by such indemnifying party’s own counsel (provided such counsel is reasonably acceptable to the indemnified party), any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.06(a), the indemnifying party shall notify the Indemnitee of its election whether the indemnifying party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an indemnifying party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to participate in the defense, compromise, or settlement thereof, but, as long as the indemnifying party pursues such defense, compromise or settlement with reasonable diligence, the fees and expenses of such Indemnitee incurred in participating in such defense shall be paid by the Indemnitee.

(c)                                  If an indemnifying party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.06(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the indemnifying party; provided, however, that the indemnifying party may thereafter assume the defense of and defend such Third-Party Claim upon notice to the Indemnitee (but the cost and expense of such Indemnitee in defending such Third-Party Claim incurred from the last day of the notice period under Section 5.06(b) until such date as the indemnifying party shall assume the defense of such Third-Party Claim shall be paid by the indemnifying party).

(d)                                 If an indemnifying party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.06(b), and has not thereafter assumed such defense as provided in Section 5.06(c), such Indemnitee shall have the right to settle or compromise such Third-Party Claim, and any such settlement or compromise made or caused to be made of such Third-Party Claim in accordance with this Article V shall be binding on the indemnifying party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnitee shall not compromise or settle a Third-Party Claim without the express prior written consent of the indemnifying party (not to be unreasonably withheld or delayed); provided, however, that such prior written consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee and the indemnifying party from all Liability with respect to such Third-Party Claim and does not require the indemnifying party to be subject to any non-monetary remedy.

(e)                                  The indemnifying party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 5.06(b) or Section 5.06(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the indemnifying party shall not have the right to admit Liability on behalf of the Indemnitee and shall not compromise or settle a Third-Party Claim in each case without the express prior written consent of the Indemnitee (not to be unreasonably withheld or delayed); provided, however, that such prior written consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee from all Liability with respect to such Third-Party Claim and does not require the Indemnitee to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy.

SECTION 5.07                                      Mitigation.  Each Indemnitee claiming a right to indemnification shall make commercially reasonable efforts to mitigate any claim or liability that such Indemnitee asserts under this Article V.

SECTION 5.08                                      Exclusive Remedies.  Notwithstanding any other provision contained in this Agreement, except in the case of a fraud or willful misconduct on the part of a Party hereto and except as specifically set forth in this Article V, there shall be no rights, claims or remedies (whether in Law or in equity) available to any Indemnitee for breaches by any indemnifying party of representations, warranties, covenants or other agreements under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby; provided, however, that the Parties hereto shall each have and retain all rights and remedies to bring actions for specific performance and/or injunctive relief existing in their favor under this Agreement, at Law or equity, to enforce or prevent a breach or violation of any provision of this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01                                      Transfer of Business Employees.  No later than immediately prior to the Closing Date, the employment of each Business Employee (other than those Business Employees set forth on Schedule K) shall be transferred to Group LP, any of its Subsidiaries or a Transferred Entity to the extent that such Business Employees shall not already be employed by any such entity; provided, however, that any such Business Employee who is on an approved leave of absence (including, without limitation, disability leave) on the Closing Date shall not be transferred as of the Closing Date if such transfer would result in the loss of healthcare or disability insurance coverage and, in such event, the Business Employee shall commence employment with Group LP, one of its Subsidiaries or a Transferred Entity as of the date such employee returns from such leave. Each Business Employees who becomes employed by Group LP, one of its Subsidiaries or a Transferred Entity in accordance with the preceding sentence, together with the Business Employees, shall be referred to herein collectively as the “Transferred Business Employees.”

ARTICLE VII

TERMINATION

SECTION 7.01                                      Effect of Termination.  This Agreement may be terminated only by a written agreement signed by all of the Parties. In the event of any termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability of the part of any party to this Agreement, except with respect to Sections 4.04 and 4.05, Article V and Article VIII.

SECTION 7.02                                      Unwinding.  Notwithstanding anything to the contrary in this Agreement, if the initial public offering of shares of Class A common stock by Moelis & Company, a Delaware corporation, is not consummated within five (5) Business Days of the Closing Date, then this Agreement and all other agreements and instruments entered into for the purpose of effectuating the Contribution shall be null and void and all transactions contemplated thereby shall be cancelled with no consideration paid.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01                                      Entire Agreement.  This Agreement, together with the agreements and instruments set forth on Schedule A and Schedule J, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

SECTION 8.02                                      Governing Law; Arbitration.

(a)                                 This Agreement, including, without limitation, its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

(b)                                 Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be New York, New York.

(c)                                  There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(d)                                 The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any Party or any of its Assets. Any costs or fees (including, without limitation, attorneys’ fees and expenses) incident to enforcing the award shall be charged against the Party resisting such enforcement.

(e)                                  All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the Party intending to make such disclosure shall use reasonable efforts to give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests.

(f)                                   Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a Party has demonstrated a substantial need. The Parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

SECTION 8.03                                      Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties.

SECTION 8.04                                      Successors and Assigns; No Third-Party Beneficiaries.

(a)                                 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any Party without the prior written consent of each of the other Parties (which consent shall not be unreasonably withheld); provided, however, that Group LP may assign its rights and obligations to a Subsidiary of Group LP without the prior written consent of Asset Management LP; provided, further, that no such assignment shall relieve Group LP of any of its obligations hereunder.

(b)                                 This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder.

SECTION 8.05                                      Notices.  All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

If to Asset Management LP:

399 Park Avenue, 6th Floor
New York, New York 10022
Attention: Mary Nir, General Counsel
Tel No: (212) 527-8219
Fax No.: (646) 417-6767

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Joseph A. Coco, Esq.
                 Richard B. Aftanas, Esq.
Tel No: (212) 735-3000
Fax No.: (212) 735-2000

If to Group LP:

399 Park Avenue, 5th Floor
New York, New York 10022
Attention: Osamu R. Watanabe, Esq., General Counsel
Tel No: (212) 883-3800
Fax No.: (212) 880-4260

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Joseph A. Coco, Esq.
                 Richard B. Aftanas, Esq.
Tel No: (212) 735-3000
Fax No.: (212) 735-2000

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any Party may by notice given in accordance with this Section 8.05 designate another address or Person for receipt of notices hereunder.

SECTION 8.06                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.07                                      Waivers of Default. Waiver by any Party of any default by any other Party of any provision hereof or of any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such other Party.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

MOELIS ASSET MANAGEMENT LP

By:	Moelis & Company Holdings GP LLC
Its:	General Partner

By:	/s/ Osamu Watanabe
	Name:	Osamu Watanabe
	Title:	General Counsel

MOELIS & COMPANY GROUP LP

By:	Moelis & Company Holdings GP LLC
Its:	General Partner

By:	/s/ Osamu Watanabe
	Name:	Osamu Watanabe
	Title:	General Counsel

SCHEDULE A

Ancillary Agreements

1.              Master Services Agreement, dated, April 15, 2014, by and between Group LP and Asset Management LP

2.              Trademark License Agreement, dated April 15, 2014, by and between Group LP and Kenneth Moelis

3.              Trademark License Agreement, dated April 15, 2014, by and between Group LP and Asset Management LP

4.              Introductions Agreement, dated April 15, 2014, by and between Group LP and Asset Management LP

5.              The Indemnification Agreement, dated April 15, 2014, by and between Group LP and Asset Management LP relating to the Leases (“Lease Indemnification Agreements”)

SCHEDULE B

Transferred Entity Equity Interests

1.              Moelis & Company LLC, a Delaware limited liability company

2.              Moelis & Company International Holdings LLC, a Delaware limited liability company

3.              Moelis & Company India

SCHEDULE C

Excluded Contracts

SCHEDULE D

Transferred Intellectual Property

SCHEDULE E

Transferred Tangible Property — Contributed Assets

SCHEDULE F

Leases

SCHEDULE G

Excluded Claims

SCHEDULE H

Assumed Indebtedness

SCHEDULE I

Excluded Liabilities

SCHEDULE J

Specific Further Documentation

SCHEDULE K

Asset Management Employees

SCHEDULE L

Transferred Tangible Property — Additional Contributed Assets